UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2010

Diligent Board Member Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 West 37 St. 8th Floor
New York, NY 10018
(Address of principal executive offices) (Zip Code)

(212) 741-8181
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Diligent Board Member Services, Inc. (“Diligent”) has entered into a conditional agreement dated February 12, 2010 with Services Share Holding LLC (“Services”) restructuring its Promissory Note and Security Agreement dated October 1, 2007 in the original principal amount of $6.8 million (the “Note”).  Services is an affiliate of Diligent, as its members include several executive officers, directors and significant shareholders of Diligent.

Prior to the restructuring, the Note was carried at $1,361,791 based on an impairment charge booked in 2008 and was secured by a pledge of a total of 21,678,597 shares of Diligent common stock under two separate pledge agreements.  Under the conditional agreement, the Note would be restructured as follows:

*   Services will prepay in cash US$1,010,430 against the outstanding balance of the Note.  Services will also transfer and surrender to Diligent 11,650,000 shares of the Diligent common stock currently pledged as security for the Note.  The surrendered shares will be cancelled, and Diligent will credit Services with a prepayment against the Note of US$3,075,676 for the surrendered shares.  The aggregate of the prepayments against the principal balance of the Note will therefore be US$4,086,106.

*   The terms of the Note will be amended to increase the interest rate from 5% to 6.5% per annum on the outstanding principal balance of US$3,075,685, to extend the maturity date of the loan from October 1, 2010 to October 1, 2012 and to change the interest payments from quarterly in arrears to annual interest payments in arrears on January 1 of each year until the Note is paid in full.  Diligent will continue to hold 5,205,597 Diligent shares as security against the balance of the Note.

The agreement is conditional upon Diligent shareholder approval in accordance with applicable New Zealand Stock Exchange Rules at Diligent’s annual shareholder meeting on May 28, 2010 (New Zealand time).  No proxies are being solicited at this time and will only be solicited pursuant to the Company’s proxy statement for the annual meeting.

If the shareholders approve the conditional agreement, the transaction is anticipated to close on May 28, 2010 (New York time).

On February 17, 2010, Sprint Street Partners, L.P., a significant shareholder of Diligent and an affiliate of David Liptak, (one of our directors), purchased 2,500,000 shares of Diligent common stock from Services in a private transaction for approximately $607,910, the proceeds of which have been deposited in a escrow account to fund a portion of the cash prepayment under the conditional agreement.  On February 16, 2010, Corcoran Consulting LLC purchased 823,000 shares of Diligent common stock in a private transaction for approximately $200,124, the proceeds of which have been deposited in a escrow account to fund a portion of the cash prepayment under the conditional agreement.  On February 8, 2010 NZ time, Services sold an aggregate of 1,500,000 shares of Diligent common stock in six separate private transactions for approximately NZ$525,000, the proceeds of which have been deposited in a escrow account to fund a portion of the cash prepayment under the conditional agreement.  The escrow account proceeds will be distributed to fund prepayment of the Note upon the closing under the conditional agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DILIGENT BOARD MEMBER SERVICES, INC.

Date: February 24, 2010	By:	/s/ Robert Norton
Robert Norton
Executive Vice President and
General Counsel